EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PCM REPORTS FULL YEAR AND FOURTH QUARTER 2013 RESULTS

Highlights (2013 compared to 2012):

Full Year:

•                  Net sales: increased to $1,424.2 million - increased 3% excluding MacMall

•                  Gross profit: increased 2% to $197.8 million — gross profit margin increased to 13.9% from 13.7%

•                  Operating profit: increased 38% to $17.3 million

•                  EBITDA: increased 16% to $29.2 million

•                   Diluted earnings per share (EPS): increased 62% to $0.68

•         Adjusted EPS: increased 41% to $0.79, excluding severance and restructuring related costs

Fourth Quarter:

•                  Net sales: decreased 3% to $372.1 million - increased 1% in Commercial

•                  Gross profit: decreased 1% to $50.1 million — gross profit margin increased to 13.5% from 13.2%

•                  Operating profit: decreased 20% to $4.0 million

•                  EBITDA: decreased 14% to $7.0 million

•                   Diluted earnings per share (EPS): decreased 21% to $0.15

•         Adjusted EPS: decreased 14% to $0.18, excluding severance and restructuring related costs

El Segundo, California — February 26, 2014 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for its full year and fourth quarter of 2013. Consolidated net sales for the full year 2013 were $1,424.2 million, an increase of $3.3 million from $1,420.9 million in 2012. Consolidated gross profit for 2013 increased $3.6 million, or 2%, to $197.8 million from $194.2 million in 2012. Consolidated gross profit margin was 13.9% in 2013, up from 13.7% in 2012. EBITDA (as defined below) for 2013 increased $4.1 million, or 16%, to $29.2 million from $25.1 million in 2012. Consolidated operating profit for 2013 increased $4.7 million, or 38%, to $17.3 million compared to $12.6 million for 2012. Consolidated net income increased $3.0 million, or 59%, to $8.1 million in 2013 compared to $5.1 million for 2012. Diluted EPS for 2013 was $0.68 compared to diluted EPS of $0.42 for 2012, an increase of 62%. Adjusted EPS for 2013 was $0.79 compared to adjusted EPS of $0.56 for 2012, an increase of 41%, excluding severance and restructuring related costs.

Consolidated net sales for Q4 2013 were $372.1 million, a decrease of $9.9 million, or 3%, from $382.0 million in Q4 2012. Consolidated gross profit for Q4 2013 decreased $0.4 million, or 1%, to $50.1 million from $50.5 million in Q4 2012. Consolidated gross profit margin was 13.5% in Q4 2013, up from 13.2% in Q4 2012. EBITDA for Q4 2013 decreased $1.1 million, or 14% to $7.0 million from $8.1 million in Q4 2012. Consolidated operating profit for Q4 2013 decreased $1.0 million, or 20%, to $4.0 million compared to $5.0 million for Q4 2012. Consolidated net income decreased $0.5 million, or 22%, to $1.8 million in Q4 2013 compared to $2.3 million for Q4 2012. Diluted EPS for Q4 2013 was $0.15 compared to diluted EPS of $0.19 for Q4 2012, a decrease of 21%. Adjusted EPS for Q4 2013 was $0.18 compared to adjusted EPS of $0.21 for Q4 2012, a decrease of 14%, excluding severance and restructuring related costs.

Commenting on the Company’s results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “Our team performed well in the fourth quarter considering we were negatively impacted by a significant and unanticipated shortage of Apple products that traditionally perform very well in the fourth quarter as well as by the continuing weakness in federal government spending. Despite this environment, we were able to improve our gross margins by 30 basis points to 13.5% in the fourth quarter, a result of our continued success driving higher margin solutions sales throughout our customer base. For the year, our gross margins increased to 13.9% from 13.7%, our operating profit increased 38% and our EPS increased 62%. Our gross margin for the fourth quarter and full year 2013 are the highest they have been in nearly 20 years.”

Khulusi continued, “While we were able to grow our gross margins and earnings in 2013, we also invested significantly in our solutions business, and a large portion of that investment impacted our Q4 results on the SG&A line. Today our key focus areas from a solutions standpoint are software, services (delivered by us or a partner), networking, storage and servers. These categories together in 2013 grew 11% over 2012 and represented a significant and growing portion of our sales. We intend to continue to aggressively grow this part of our business in the future. We have added and will continue to add competencies and subject matter expertise in all of these areas, with a focus on cloud and the Internet of Everything.”

Khulusi concluded, “We believe that our investments in these strategic areas position us well for accelerated growth in 2014 and beyond. To that end, our goals for 2014 include growth that will exceed that of the industry, which analysts have suggested will be in the low to middle single digits, and our first quarter sales growth thus far is consistent with us achieving that goal. We also believe that the operating leverage inherent in our model will have a positive impact on our results.”

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended December 31,
	2013		2012
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$273,445	73%	$270,020	71%	$3,425	1%
Public Sector	39,235	11	46,553	12	(7,318)	(16)
MacMall	59,351	16	65,395	17	(6,044)	(9)
Corporate & Other	60	—	(6)	—	66	NM (1)
Consolidated	$372,091	100%	$381,962	100%	$(9,871)	(3)%

(1)  Not meaningful.

Consolidated net sales were $372.1 million in Q4 2013 compared to $382.0 million in Q4 2012, a decrease of $9.9 million, or 3%. Consolidated sales of services were $30.5 million in Q4 2013 compared to $30.9 million in Q4 2012, a decrease of $0.4 million, or 1%, and represented 8% of net sales in each of Q4 2013 and Q4 2012.

Commercial net sales were $273.4 million in Q4 2013 compared to $270.0 million in Q4 2012, an increase of $3.4 million, or 1%. Sales of services in the Commercial segment decreased by $0.7 million, or 2%, to $28.8 million in Q4 2013 from $29.5 million in Q4 2012, and represented 10.5% and 10.9% of Commercial net sales in Q4 2013 and Q4 2012, respectively.

Public Sector net sales were $39.2 million in Q4 2013 compared to $46.6 million in Q4 2012, a decrease of $7.4 million, or 16%. This decrease was due to a 24% decrease in our federal government business primarily related to continued uncertainty around Federal spending levels and a decrease in sales on one of our government contracts resulting from delays in acceptance and implementation of a solution from one of our vendor partners. Sales in our state and local government and educational institutions business (SLED) remained relatively flat and were impacted by a higher mix of software maintenance products that are reported on a net basis.

MacMall net sales were $59.4 million in Q4 2013 compared to $65.4 million in Q4 2012, a decrease of $6.0 million, or 9%. The decrease in MacMall net sales was primarily due to significant constraints in supply of Apple’s new CPUs and tablets.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $50.1 million in Q4 2013, a decrease of $0.4 million, or 1%, from $50.5 million in Q4 2012. Consolidated gross profit margin grew to 13.5% in Q4 2013 from 13.2% in Q4 2012. The decrease in gross profit was primarily due to the decrease in net sales discussed above and competitive pricing pressures in our service business in the fourth quarter. The increase in gross profit margin was primarily due to a higher mix of solution sales, including a higher mix of sales reported on a net basis.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $46.1 million in Q4 2013 compared to $45.5 million in Q4 2012, an increase of $0.6 million, or 1%. Consolidated SG&A expenses as a percentage of net sales increased to 12.4% in Q4 2013 from 11.9% in Q4 2012. The increase in consolidated SG&A expenses in Q4 2013 was primarily due to an increase in personnel costs of $1.1 million, partially offset by a non-recurring $0.5 million charge in Q4 2012 related to unreimbursed software maintenance costs.

Operating Profit

The following table presents our operating profit and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended December 31,								Change in
	2013			2012			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit		Profit Margin
	Profit	Margin(1)		Profit	Margin(1)		$	%	%
Commercial	$16,081	5.9%		$15,726	5.8%		$355	2%	0.1%
Public Sector	65	0.2		815	1.8		(750)	(92)	(1.6)
MacMall	738	1.2		1,176	1.8		(438)	(37)	(0.6)
Corporate & Other	(12,864)	(3.5	)(1)	(12,680)	(3.3	)(1)	(184)	1	(0.2	)(1)
Consolidated	$4,020	1.1%		$5,037	1.3		$(1,017)	(20)%	(0.2)%

(1) Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $4.0 million in Q4 2013 compared to $5.0 million in Q4 2012, a decrease of $1.0 million, or 20%.

Commercial operating profit was $16.1 million in Q4 2013 compared to $15.7 million in Q4 2012, an increase of $0.4 million, or 2% primarily due to increased Commercial net sales discussed above and a $0.8 million increase in Commercial gross profit, as well as the non-recurring $0.5 million charge in Q4 2012 related to non-reimbursed software maintenance costs, partially offset by a $0.9 million increase in personnel costs.

Public Sector operating profit was $0.1 million in Q4 2013 compared to $0.8 million in Q4 2012. This decrease was primarily due to a $0.3 million decrease in Public Sector gross profit and a $0.3 million increase in bad debt expense.

MacMall operating profit was $0.7 million in Q4 2013 compared to $1.2 million in Q4 2012, a decrease of $0.5 million, primarily due to a $0.8 million decrease in MacMall gross profit, partially offset by a $0.2 million decrease in advertising expenditures and a $0.1 million decrease in variable fulfillment costs.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $12.9 million in Q4 2013 compared to $12.7 million in Q4 2012, an increase of $0.2 million, or 1%, primarily due to a $0.3 million increase in employee benefits costs and a $0.2 million increase in severance costs, partially offset by a $0.3 million decrease in telecommunications costs.

Consolidated Balance Sheet

Accounts receivable at December 31, 2013 was $196.1 million, an increase of $6.0 million from December 31, 2012. Inventory at December 31, 2013 was $117.0 million, an increase of $48.0 million from December 31, 2012 due to the timing of large strategic purchases made near the end of the year, the majority of which we have already sold through so far in the first quarter of 2014. Accounts payable at December 31, 2013 was $131.0 million, an increase of $28.1 million from December 31, 2012. Capital expenditures during the year ended December 31, 2013 were $15.5 million compared to capital expenditures of $9.4 million during the year ended December 31, 2012 and included approximately $4.1 million of unfinanced building related costs. Outstanding borrowings under our line of credit increased by $22.9 million to $110.5 million at December 31, 2013 compared to December 31, 2012. Working capital increased to $57.6 million at December 31, 2013 from $55.4 million at December 31, 2012, despite a $1.6 million investment in stock repurchases during that time period and the $4.1 million of unfinanced building related costs.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for the periods presented:

Average Account Executive	Three Months Ended December 31,
Headcount By Segment(1):	2013	2012
Commercial	445	488
Public Sector	109	109
MacMall	146	141
Total	700	738

(1)  Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended December 31,		Y/Y Sales
Product Sales Mix:	2013	2012	Growth
Notebooks	19%	14%	34%
Software (1)	15	14	8
Desktops	9	10	(1)
Tablets	9	10	(2)
Delivered services	8	8	(1)
Networking	7	7	6
Storage	7	6	26
Displays	5	5	(5)
Manufacturer service and warranty (1)	5	5	(2)
Accessories	3	3	(12)
Servers	2	3	(2)
Input devices	2	4	(40)
Other (2)	9	11	(16)
Total	100%	100%

(1)  Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products..

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

	Year Ended December 31,		Y/Y Sales
Product Sales Mix:	2013	2012	Growth
Notebooks	18%	16%	15%
Software (1)	15	15	8
Desktops	10	10	3
Delivered services	9	9	1
Networking	8	7	21
Tablets	6	7	(13)
Storage	6	5	18
Displays	5	5	6
Manufacturer service and warranty (1)	5	4	27
Accessories	3	4	(13)
Input devices	3	3	(8)
Servers	2	3	(13)
Other (2)	10	12	(3)
Total	100%	100%

(1)  Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products..

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA) and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EPS removes the effect of restructuring expenses related to our rebranding initiative. EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 26, 2014 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss fourth quarter and full year results. To listen to PCM management’s discussion of its fourth quarter and full year results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on February 26, 2014 until March 4, 2014 and can be accessed by calling: (855) 859-2056 (International (404) 537-3406) and inputting pass code 59496914.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended December 31, 2013, we generated over $1.4 billion in revenue and now have over 2,800 employees, 66% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our historic and expected strategic investments in certain product categories and in solution sales capabilities and the related expectations of the impacts of such investments on our future growth and profitability, expectations regarding or other statements or expectations or goals for sales growth, gross profit, operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in certain product categories, our brands and new go to market strategy, our expanded business models, including without limit, our services and consultative selling capabilities and new data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; ; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2013, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net sales	$372,091	$381,962	$1,424,199	$1,420,859
Cost of goods sold	321,959	331,443	1,226,393	1,226,671
Gross profit	50,132	50,519	197,806	194,188
Selling, general and administrative expenses	46,112	44,982	180,473	181,211
Revaluation of earnout liability	—	—	—	(107)
Other charge	—	500	—	500
Operating profit	4,020	5,037	17,333	12,584
Interest expense, net	895	983	3,340	3,790
Income before income taxes	3,125	4,054	13,993	8,794
Income tax expense	1,319	1,734	5,864	3,700
Net income	$1,806	$2,320	$8,129	$5,094

Basic and Diluted Earnings Per Common Share
Basic	$0.15	$0.20	$0.70	$0.42
Diluted	0.15	0.19	0.68	0.42

Weighted average number of common shares outstanding:
Basic	11,741	11,885	11,583	11,989
Diluted	12,158	12,026	11,923	12,160

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT AND DILUTED EPS

(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
EBITDA(a):
Consolidated operating profit	$4,020	$5,037	$17,333	$12,584
Add: Consolidated depreciation expense	2,552	2,531	9,882	9,661
Consolidated amortization expense	394	547	1,948	2,835
EBITDA	$6,966	$8,115	$29,163	$25,080

Net income:
Consolidated income before income taxes	$3,125	$4,054	$13,993	$8,794
Less: Income tax expense	(1,319)	(1,734)	(5,864)	(3,700)
Consolidated net income	$1,806	$2,320	$8,129	$5,094

Consolidated income before income taxes	$3,125	$4,054	$13,993	$8,794
Add: Severance & restructuring related costs (b)	564	401	2,283	2,903
Adjusted income before income taxes	3,689	4,455	16,276	11,697
Less: Adjusted income tax expense	(1,556)	(1,905)	(6,820)	(4,921)
Non-GAAP net income	$2,133	$2,550	$9,456	$6,776

Diluted earnings per share:
GAAP diluted EPS	$0.15	$0.19	$0.68	$0.42
Non-GAAP diluted EPS	0.18	0.21	0.79	0.56
Diluted weighted average number of common shares outstanding	12,158	12,026	11,923	12,160

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

(b)         Relates to severance and restructuring related costs in connection with our rebranding and cost savings initiatives.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	At December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$9,992	$6,535
Accounts receivable, net of allowances of $1,413 and $1,459	196,078	190,079
Inventories	116,961	68,942
Prepaid expenses and other current assets	14,893	14,028
Deferred income taxes	2,583	3,004
Total current assets	340,507	282,588
Property and equipment, net	56,607	48,180
Deferred income taxes	225	380
Goodwill	25,510	25,510
Intangible assets, net	5,150	7,098
Other assets	6,823	1,979
Total assets	$434,822	$365,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$131,030	$102,972
Accrued expenses and other current liabilities	30,760	30,371
Deferred revenue	9,456	5,411
Line of credit	110,499	87,630
Notes payable — current	1,167	812
Total current liabilities	282,912	227,196
Notes payable and other long-term liabilities	18,247	16,750
Deferred income taxes	7,901	5,678
Total liabilities	309,060	249,624
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,053,067 and 14,560,801 shares issued; and 11,790,674 and 11,525,459 shares outstanding, respectively	15	14
Additional paid-in capital	115,801	111,952
Treasury stock, at cost: 3,262,393 and 3,035,342 shares, respectively	(15,321)	(13,688)
Accumulated other comprehensive income	1,816	2,511
Retained earnings	23,451	15,322
Total stockholders’ equity	125,762	116,111
Total liabilities and stockholders’ equity	$434,822	$365,735

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2013	2012
Cash Flows From Operating Activities
Net income	$8,129	$5,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,830	12,496
Provision for deferred income taxes	1,539	2,565
Net tax benefit related to stock option exercises	—	1,387
Excess tax benefit related to stock option exercises	(291)	(193)
Non-cash stock-based compensation	1,517	1,900
Decrease in earnout liability	—	(1,100)
Change in operating assets and liabilities:
Accounts receivable	(5,999)	1,584
Inventories	(48,019)	10,514
Prepaid expenses and other current assets	(1,119)	(4,037)
Other assets	(3,913)	315
Accounts payable	31,042	(17,649)
Accrued expenses and other current liabilities	2,161	(1,370)
Deferred revenue	4,045	2,068
Total adjustments	(7,207)	8,480
Net cash provided by operating activities	922	13,574
Cash Flows From Investing Activities
Purchases of property and equipment	(15,498)	(9,446)
Net cash used in investing activities	(15,498)	(9,446)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	22,869	(4,222)
Capital lease proceeds	206	4,356
Borrowing under note payable	2,884	2,859
Payments under notes payable	(1,461)	(1,087)
Change in book overdraft	(3,034)	(2,640)
Payments of obligations under capital lease	(2,932)	(2,440)
Proceeds from stock issued under stock option plans	2,362	604
Payment for deferred financing costs	(1,163)	—
Payment of earnout liability	—	(993)
Common shares repurchased and held in treasury	(1,633)	(3,910)
Excess tax benefit related to stock option exercises	291	193
Net cash provided by (used in) financing activities	18,389	(7,280)
Effect of foreign currency on cash flow	(356)	203
Net change in cash and cash equivalents	3,457	(2,949)
Cash and cash equivalents at beginning of the period	6,535	9,484
Cash and cash equivalents at end of the period	$9,992	$6,535
Supplemental Cash Flow Information
Interest paid	$3,228	$3,305
Income taxes paid	5,086	2,470
Supplemental Non-Cash Investing and Financing Activities
Purchase of property and equipment	$2,821	$1,988